VLOV, Inc. Reports Record Annual Financial Results of $73.8 Million in Revenue and Adjusted Fully Diluted EPS of $0.65

Completes Transfer of Business Operations from VIE to Subsidiary in First Quarter 2011
December 2009 Registration Statement Declared Effective on March 30, 2011

-- Q4 2010 Net Sales $24.7 Million

-- Q4 2010 Gross Margin 43.6%

-- Q4 2010 Operating Margin 25.1%

-- Q4 2010 Adjusted Net Income $4.5 Million (Non-GAAP)

XIAMEN, China, April 1, 2011 /PRNewswire-Asia-FirstCall/ -- VLOV, Inc. (OTC Bulletin Board: VLOV.ob - News) ("VLOV" or the "Company"), which designs, sources and markets VLOV-brand fashion-forward apparel for men aged 18-45 in the People's Republic of China, today announced its financial results for the fourth quarter and full year ended December 31, 2010.

Fourth quarter ended December 31, 2010 vs. fourth quarter ended December 31, 2009:
	Q4 2010	Q4 2009	Change
	(unaudited)
Net Sales	$24.7 million	$18.5 million	+33.5%

Gross Profit	$10.8 million	$6.8 million	+58.8%

Income from Operations	$6.2 million	$1.5 million	+313.3%

GAAP Net income (Loss) attributable to common shareholders	$6.0 million	$(2.4 million)	NA %

Adjusted Net Income*	$4.5 million	$0.6 million	+650.0%

GAAP EPS (Diluted)	$0.31	$(0.16)	NA %

Adjusted EPS (Diluted)*	$0.23	$0.04	+475.0%

Weighted Average Diluted Shares	19,497,772	16,359,678	+19.2%

* Excludes $1.5 million and $1.0 million of non-cash gains related to the change in fair value of the Company's warrants for the three months ended December 31, 2010 and 2009, respectively and $4.0 million in preferred dividends for the three months ended December 31, 2009. For more information about the non-GAAP financial measures contained in this press release, please see "About Non-GAAP Financial Measures" below.

Full year ended December 31, 2010 vs. full year ended December 31, 2009:
	2010	2009	Change
Net Sales	$73.8 million	$64.3 million	+14.8%

Gross Profit	$30.0 million	$23.3 million	+28.8%

Income from Operations	$17.3 million	$13.6 million	+27.2%

GAAP Net income attributable to common shareholders	$15.0 million	$6.4 million	+134.4%

Adjusted Net Income**	$12.6 million	$9.4 million	+34.0%

GAAP EPS (Diluted)	$0.77	$0.40	+92.5%

Adjusted EPS (Diluted)**	$0.65	$0.59	+10.2%

Weighted Average Diluted Shares	19,480,157	15,949,034	+22.1%

** Excludes $2.4 million and $1.0 million of non-cash gains related to the change in fair value of the Company's warrants for the years ended December 31, 2010 and 2009, respectively and $4.0 million in preferred dividends for the year ended December 31, 2009. For more information about the non-GAAP financial measures contained in this press release, please see "About Non-GAAP Financial Measures" below.

Qingqing Wu, Chairman and CEO of VLOV, commented, "The strength of our fourth quarter financial results is attributable to our continuing efforts to offer more upscale products, with an emphasis on higher margin goods.  Our Spring sales fair, held in December, met with exceptional response from our distributors, resulting in higher than anticipated orders at the end of the fourth quarter.  At the same time, we have maintained a sharp focus on controlling costs, which helped drive operating margins of 23.5%."

"In the third quarter of 2010 we began to outsource 100% of our manufacturing, which allows the Company to focus more resources on design, marketing and advertising. As part of this initiative, our distributors continue to be very supportive by closing counter- and concession-type points of sale and opening stand-alone VLOV stores that more effectively showcase our enhanced, premium brand image. We are confident this strategy will enable the Company to generate improved gross profit and gross margin over the long-term. As of December 31, 2010, our distributors operated 526 POS and 36 stand-alone store locations.

Results for the year ended December 31, 2010 vs. the year ended December 31, 2009

Net Sales (amounts in thousands, in U.S. Dollars, except for percentages)

Net sales were $73,834 for the year ended December 31, 2010 compared with $64,343 for 2009, an increase of $9,491 or 14.75%.  We generate revenue primarily from the sales of our apparel to our distributors, who retail them throughout northern, central and southern China.  These retail locations, also known as points of sales ("POS"), include counters, concessions, stand-alone stores and store-in-stores. We design and create samples, which are presented to our distributors at our biannual previews for their selection and purchase based on what they believe will sell most effectively in their POS. Additionally, we set guidelines for our distributors as to how our products are to be advertised and displayed. We believe that our sales are driven by marketing and advertising as well as by creating fashionable designs. We do not own or operate any VLOV retail locations ourselves; the POS are established and owned by our distributors, each of whom operates its network of POS directly or through third-party retail operators. The increase in our sales was primarily attributable to increased sales in the Shandong, Liaoning, Sichuan and Fujian Provinces, as well as increased advertising.

We have continued to upscale our product offerings to our distributors and have been working with our distributors to sell our products primarily via stand-alone stores and store-in-stores and not through counters and concessions as we believe that stand-alone stores and store-in-stores strengthen our brand image with consumers. In this regard, our distributors have collectively closed more than 200 counters and concessions since March 31, 2010 and have opened 36 stand-alone stores as of December 31, 2010 that reflect our upscale brand image.

Cost of Sales and Gross Profit Margin (amounts in thousands, in U.S. Dollars, except for percentages)

During the third quarter of 2010 we began to fully outsource our manufacturing to third parties. Our products are manufactured on our behalf, based on orders for our products that we receive from our distributors, which orders are based on the clothing samples we design and create.

Historically, we outsourced to two types of manufacturers: (1) sub-contractors, which require us to provide them with the raw materials for our products, and (2) O.E.M. manufacturers, which supply their own raw materials. Beginning in 2009, we have shifted our outsourcing entirely to O.E.M. manufacturers.

As we shifted away from sub-contract manufacturing and manufacturing product ourselves entirely to O.E.M. manufacturing in 2010, the components of our cost of sales have correspondingly shifted. Raw material costs accounted for 1.50%, of our total net sales in 2010, compared with 4.72% in 2009. With the shift to O.E.M. manufacturing, O.E.M. finished goods cost, representing our purchase of finished products from the O.E.M. manufacturers, correspondingly increased accounting for 57.37% of our total net sales in 2010, compared with 56.89% in 2009.

Labor cost accounted for 0.38% of our total net sales in 2010, compared with 1.82% in 2009. The decrease was primarily attributable to our increase in outsourcing our manufacturing to third parties.

Overhead and other expenses were 0.16% of our total net sales in 2010, compared with 0.42% for 2009. The decrease was primarily attributable to our increase in outsourcing our manufacturing to third parties.

Total cost of sales for 2010 was $43,863, an increase of 6.77% from $41,080 for 2009. As a percentage of total net sales, our cost of sales decreased to 59.41% of total net sales for 2010, down from 63.85% of total net sales for 2009.  Consequently, gross margin as a percentage of total net sales increased to 40.59% for 2010 from 36.15% for 2009.  Our gross margin increased due to the increased outsourcing of our manufacturing to third parties as well as focusing production and marketing on higher margin items such as suits, down jackets and leather jackets.

Selling, General and Administrative Expenses (amounts in thousands, in U.S. Dollars, except for percentages)

Selling expenses were $8,568 in 2010, compared with $4,604 in 2009, increase of $3,964 or 86.10%.  The increase was mainly due to additional advertising expense. In order to increase our brand image and awareness, we anticipate that our selling expenses will continue to increase in absolute dollars and as a greater percentage of total revenue, as we continue our marketing efforts to support our existing distribution network as well as to penetrate potential new markets.

General and administrative expenses decreased from $5,090 for 2009 to $4,056 for 2010, a decrease of $1,034 or 20.31%.  The decrease was mainly due to higher professional fees incurred during the year ended December 31, 2009 relating to our reverse acquisition transaction in February 2009, including legal and accounting fees. As we continue to further improve our operating infrastructure and incur expenses related to being a U.S. public company, we anticipate that our general and administrative expenses will continue to increase in absolute dollars as well as a percentage of total revenues.

Change in Fair Value of Derivative Liability (amounts in thousands, in U.S. Dollars, except for percentages)

We issued common stock purchase warrants to the investors in our financings completed in October, November and December 2009.  These warrants are accounted for at fair value as derivative instruments and are marked-to-market each period, with changes in the fair value charged or credited to income each period and do not impact cash flow as these are non-cash charges. During the years ended December 31, 2010 and 2009, we recorded gains of $2,351 and $1,009, respectively. In future periods, we may experience significant gains or losses, as the value of these warrants fluctuates in response to changes in our stock price.

Net Income (amounts in thousands, in U.S. Dollars, except for percentages)

As a result of the foregoing, net income for the year ended December 31, 2010 was $14,986, an increase of 43.48% from $10,445 for 2009.

Net Income Attributable to Common Shareholders (amounts in thousands, in U.S. Dollars, except for percentages)

Net income attributable to our common shareholders was $14,986 for 2010, compared with $6,442 of net income attributable to common shareholders from a year ago, an increase of 132.63%.

Adjusted Net Income (non-GAAP) (amounts in thousands in U.S. Dollars, except for percentages).

Adjusted net income increased by 33.9% or $3,199 from $9,436 from the year ended December 31, 2009 to $12,635 for the year ended December 31, 2010. Adjusted net income for the year ended December 31, 2010 excludes $2,351 of gains related to the derivative warrant liability while adjusted net income excludes $1,009 of gains from the derivative warrant liability and includes $4,003 in deemed dividends relating to the series A convertible preferred stock. Please see "About Non-GAAP Financial Measures" below.

Balance Sheet

As of December 31, 2010, VLOV had $12.013 million in cash and cash equivalents, $41,825 million in current assets and $7.728 million in total liabilities, which does not include the derivative liability of $1.312 million. The derivative liability reflects the fair value of the Company's outstanding common stock warrants as of December 31, 2010 and will be allocated to equity when the warrants are exercised or eliminated upon warrant expiration.  As of March 30, 2011, VLOV had $28.2 million in cash and cash equivalents as a result of timing differences. Our cash position changes frequently, however, we typically have operating cash between $10 million to $12 million.

Transfer of Business Operations from VIE to Subsidiary

Since January 1, 2011, the Company has been in the process of transferring its business operations from Jinjiang Yinglin Fashion Limited ("Yinglin Jinduren") which it controls through contractual arrangements, to Dong Rong (China) Co., Ltd. ("China Dong Rong"), the Company's wholly-owned subsidiary in China. The transfer of all design, marketing, sales and purchasing-related assets and sales contracts previously under Yinglin Jinduren were completed during the first quarter of 2011, and all business operations of the Company are currently conducted by China Dong Rong. On March 10, 2011, the remaining $4 million of registered capital for China Dong Rong was funded.

2009 Registration Statement Declared Effective on March 30, 2011

On March 30, 2010, VLOV's registration statement (registration number 333-163803) was declared effective. The registration statement registers the shares of series A convertible preferred stock, common stock and related warrants issued in conjunction with VLOV's financing that was completed in December 2009.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for the change in the fair value of the Company's warrants under ASC 815-40-15. The Company believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges and gains that our management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement as these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of VLOV. Accordingly, management excludes the change in the fair value of the Company's warrants under ASC 815-40-15 when making operational decisions. The Company believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand the Company's financial performance in comparison to historical periods. In addition, it allows investors to evaluate the Company's performance using the same methodology and information as that used by our management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, our management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure.

Adjusted Net Income (amounts in millions, except for share and per share amounts)
	Three months ended December 31,
	2010	2009
GAAP Net Income (Loss)	$6.0 million	(2.4 million)
GAAP Fully Diluted Earnings (Loss) Per Share	0.31	(0.16)

(Deduction)/ Addition:
Gain on Change in fair value of warrants	(1.6 million)	(1.0 million)
Deemed dividend on Series A Preferred Stock		4.0 million
Non GAAP Net Income	4.5 million	0.6 million
Non GAAP Fully Diluted Earnings Per Share	0.23	0.04
Shares used in computing net income per fully diluted share	19,497,772	16,356,678

Adjusted Net Income (amounts in millions, except for share and per share amounts)
	Year ended December 31,
	2010	2009
GAAP Net Income	$15.0 million	6.4 million
GAAP Fully Diluted Earnings Per Share	0.77	(0.40)

(Deduction)/ Addition:
Gain on Change in fair value of warrants	(2.4 million)	(1.0 million)
Deemed Dividend on Series A Preferred Stock		4.0 million
Non GAAP Net Income	12.6 million	9.4 million
Non GAAP Fully Diluted Earnings Per Share	0.65	0.59
Shares used in computing net income per fully diluted share	19,480,157	15,949,034

About VLOV, Inc.

VLOV, Inc., a leading lifestyle apparel designer based in China, designs, sources and markets VLOV brand fashion-forward apparel for men ages 18 to 45. As of December 31, 2010, VLOV products were sold through 526 points of sale operated by independent distributors across northern, central and southern China.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects, anticipate, optimistic, intend, will" or similar expressions. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in VLOV's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Bennet Tchaikovsky, CFO
VLOV, Inc.
Tel: +1-310-622-4515
Email: bennet@vlov.net

VLOV, INC. CONSOLIDATED BALANCE SHEETS (Amounts in thousands – except for share and per share data)
	December 31,	December 31,
	2010	2009

ASSETS
Current Assets:
Cash and cash equivalents	$12,013	$11,036
Time deposits	3,020	-
Accounts and other receivables	21,222	9,191
Amount due from director	-	2,428
Trade deposits	4,806	2,309
Inventories	654	285
Prepaid expenses	110	763
Total current assets	41,825	26,012
Property, plant and equipment, net	947	966
Land use rights	261	263
TOTAL ASSETS	$43,033	$27,241

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$3,254	$2,565
Accrued expenses and other payables	1,446	583
Amount due to director/officers	162	30
Derivative liability	1,312	3,684
Short-term bank loans	607	734
Income taxes payable	2,259	1,601
Total current liabilities	9,040	9,197
Non-current Liabilities:
Other payable	-	75
Total liabilities	9,040	9,272

Commitments	-	-

Stockholders' Equity:
Common stock, $0.00001 par value, 100,000,000 shares authorized, 18,424,169 and 16,667,957 shares respectively issued and outstanding	1	1
Preferred stock, $0.00001 par value, 100,000,000 shares authorized, 1,048,759 and 2,796,721 shares issued and outstanding (liquidation preference $2,999,451and $7,998,622)	1,492	4,003
Additional paid-in capital	8,873	6,319
Statutory reserve	913	913
Retained earnings	21,159	6,173
Accumulated other comprehensive income	1,555	560
Total stockholders' equity	33,993	17,969

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$43,033	$27,241

VLOV, INC. CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Amounts in thousands – except for share and per share data)
	Year Ended December 31,
	2010	2009

Net sales	$73,834	$64,343
Cost of sales	43,863	41,080
Gross profit	29,971	23,263

Operating expenses:
Selling expenses	8,568	4,604
General and administrative expenses	4,056	5,090
	12,624	9,694

Income from operations	17,347	13,569

Other income (expenses):
Change in fair value of derivative liability	2,351	1,009
Interest income	81	31
Interest expense	(67)	(58)
	2,365	982

Income before provision for income taxes	19,712	14,551
Provision for income taxes	4,726	4,106

Net income	14,986	10,445

Other comprehensive income:
Foreign currency translation adjustment	995	17

Comprehensive income	$15,981	$10,462

Net income	14,986	10,445

Less: Deemed dividend on Series A Convertible Preferred Stock	-	4,003
Net income attributable to common stockholders	$14,986	$6,442
Net income attributable to common stockholders	14,986	10,445
Allocation of net income for calculating basic earnings per share:
Net income attributable to common stockholders	13,414	6,442
Net income attributable to preferred stockholders	1,572	-
Net income	14,986	6,442
Basic earnings per share	$0.77	$0.41

Diluted earnings per share	$0.77	$0.40

Weighted average number of common shares outstanding:
Basic	17,436,229	15,898,584

Diluted	19,480,157	15,949,034

VLOV, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Amounts in thousands)
	Year Ended December 31,
	2010	2009

Cash flows from operating activities:
Net income	$14,986	$10,445
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	71	90
Gain on disposal of property, plant and equipment	-	(2)
Change in fair value of derivative liability	(2,351)	(1,009)
(Increase) decrease in assets:
Accounts receivable	(12,189)	(3,057)
Trade deposits	1,846	(2,307)
Inventories	(350)	228
Prepaid expenses	(3,542)	(764)
Increase (decrease) in liabilities:
Accounts payable	586	525
Accrued expenses and other payables	1,555	1,531
Income and other tax payables	592	(12)

Net cash provided by operating activities	$1,204	$5,668

Cash flows from investing activities:
Purchases of property, plant and equipment	(9)	-
Proceeds from property, plant and equipment disposals	-	23
Time deposits	(3,020)
Net cash provided by (used in) investing activities	$(3,029)	$(23)

Cash flows from financing activities:
Amount due to/from director/officers	2,563	(2,400)
Pledged bank deposits	-	88
Proceeds from equity financing	-	9,776
Proceeds from debt financing	592	733
Payments of short-term debt	(740)	(586)
Payments of dividend	-	(5,131)
Net cash provided by financing activities	2,415	2,480
Effect of exchange rate changes	387	2
Net increase in cash and cash equivalents	977	8,173
Cash and cash equivalents, beginning of year	11,036	2,863
Cash and cash equivalents, end of year	$12,013	$11,036

Supplemental disclosure of cash flow information:
Interest paid	$67	$58
Income taxes paid	$4,110	$3,528